The American Funds Tax-Exempt II
January 31, 2018
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$24,474
Class B	$-
Class C	$867
Class T*	$-
Class F-1	$1,052
Class F-2	$3,294
Class F-3	$2,204
Total	$31,891
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.2590
Class B	$-
Class C	$0.1885
Class T	$0.2775
Class F-1	$0.2474
Class F-2	$0.2695
Class F-3	$0.2796
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	96,179
Class B	-
Class C	4,531
Class T	1
Class F-1	4,191
Class F-2	13,570
Class F-3	8,487
Total	126,959
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$17.51
Class B	$-
Class C	$17.51
Class T	$17.51
Class F-1	$17.51
Class F-2	$17.51
Class F-3	$17.51
* Amount less than one thousand.